UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2013

DSP GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-35256 (Commission File Number)	94-2683643 (I.R.S. Employer Identification No.)

2580 North First Street, Suite 460 San Jose, CA (Address of Principal Executive Offices)	95131 (Zip Code)

408/986-4300
(Registrant’s Telephone Number, Including Area Code)

With a copy to:
Bruce Alan Mann, Esq.
Morrison & Foerster llp
425 Market Street
San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory arrangements of certain officers.

On October 31, 2013, the Compensation Committee of the Board of Directors (the “Board”) of DSP Group, Inc. (the “Company”) unanimously approved an amendment to the employment agreements, as amended, of Mr. Ofer Elyakim, the Company’s Chief Executive Officer (the “Elyakim Amendment”) and Mr. Dror Levy, the Company’s Chief Financial Officer (the “Levy Amendment”), each effective on October 31, 2013.

Elyakim Amendment

The Elyakim Amendment sets forth that if Mr. Elyakim’s employment is terminated by the Company without cause (as defined in Mr. Elyakim's employment agreement) or by Mr. Elyakim for good reason (as defined in Mr. Elyakim's employment agreement and amended by the Elyakim Amendment) or pursuant to Section 3a of Mr. Elyakim's employment agreement, Mr. Elyakim would be paid a pro-rata portion of any performance-based bonus for the year in which his full-time employment is terminated. If Mr. Elyakim's bonus plan for that year includes a formula-based element, the Elyakim Amendment sets forth how the formula-based portion of his bonus would be determined.

In addition, the Elyakim Amendment modified the definition of “Good Reason” in Mr. Elyakim's employment agreement to be (A) a material reduction in Mr. Elyakim’s title, authority, status, or responsibility; (B) a material reduction in Mr. Elyakim’s compensation terms, including, without limitation, salary or a material reduction in his coverage under the Company’s Directors and Officers Liability Insurance that is not applicable to directors and officers generally; (C) a relocation of Mr. Elyakim’s principal place of employment by more than twenty-five miles, or (D) a material breach of Mr. Elyakim's employment agreement by the Company or any successor or assignee of the Company.

A copy of the Elyakim Amendment, effective as of October 31, 2013, is attached and filed herewith as Exhibit 10.1. The foregoing description of the Elyakim Amendment does not purport to be complete and is qualified in its entirety by reference to the Elyakim Amendment.

Levy Amendment

The Levy Amendment sets forth that if Mr. Levy’s employment is terminated by the Company without cause (as defined in Mr. Levy's employment agreement) or by Mr. Levy for good reason (as defined in Mr. Levy's employment agreement and amended by the Levy Amendment) or pursuant to Section 3a of Mr. Levy's employment agreement, Mr. Levy would be paid a pro-rata portion of any performance-based bonus for the year in which his full-time employment is terminated. If Mr. Levy's bonus plan for that year includes a formula-based element, the Levy Amendment sets forth how the formula-based portion of his bonus would be determined.

In addition, the Levy Amendment modified the definition of “Good Reason” in Mr. Levy's employment agreement to be (A) a material reduction in Mr. Levy’s title, authority, status, or responsibility; (B) a material reduction in Mr. Levy’s compensation terms, including, without limitation, salary or a material reduction in his coverage under the Company’s Directors and Officers Liability Insurance that is not applicable to directors and officers generally; (C) a relocation of Mr. Levy’s principal place of employment by more than twenty-five miles, or (D) a material breach of Mr. Levy's employment agreement by the Company or any successor or assignee of the Company.

A copy of the Levy Amendment, effective as of October 31, 2013, is attached and filed herewith as Exhibit 10.2. The foregoing description of the Levy Amendment does not purport to be complete and is qualified in its entirety by reference to the Levy Amendment.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 31, 2013, the Board approved an amended and restated bylaws of the Company (the “A&R Bylaws”). The A&R Bylaws include the following modifications: (a) mandating that a Board executive session be held as part of all regular meetings of the Board; (b) establishing notice procedures so that, except for specified circumstances, all Board members are properly notified and allowed to attend meetings of committees of the Board; and (c) specifying that the Chairman of the Board cannot be an employee of the Company. The A&R bylaws also provide that each director must tender his/her resignation for consideration by the Nomination and Corporate Governance Committee of the Board if such director's title, employment and/or directorship status changes substantially from when the director initially joined the Board unless he or she believes in good faith that the change is not likely to create a conflict or adversely impact the director's ability to fulfill his or her responsibilities as a director of the Company. Once a resignation is tendered to the Nomination and Corporate Governance Committee for consideration, the committee would make a recommendation to the full Board regarding whether the resignation should be accepted with the full Board making the ultimate determination.

The full text of the A&R Bylaws is filed as Exhibit 3.1 hereto and incorporated herein by reference. The foregoing description of the A&R Bylaws does not purport to be complete and is qualified in its entirety by reference to the A&R Bylaws as filed hereto.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

3.1	Amended and Restated Bylaws of DSP Group, Inc., effective as of October 31, 2013.

10.1	Amendment to Employment Agreement, as amended, by and among DSP Group, Inc., DSP Group, Ltd. and Ofer Elyakim, effective as of October 31, 2013.

10.2	Amendment to Employment Agreement, as amended, by and among DSP Group, Inc., DSP Group, Ltd. and Dror Levy, effective as of October 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: November 1, 2013	By:	/s/ Dror Levy
Dror Levy
Chief Financial Officer
and Secretary

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